Elgin, Illinois                                         Contact Person:
October 31, 2003                                        James J. Kovac
Company Press Release                                   Executive Vice President
                                                        847-741-3900


 EFC BANCORP, INC. ANNOUNCES THIRD QUARTER 2003 OPERATING RESULTS, INCLUDING A
                  28.1% INCREASE IN DILUTED EARNINGS PER SHARE

         Barrett J. O'Connor, President and Chief Executive Officer of EFC Bancorp, Inc. (AMEX: EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the Company for the three and nine months ended September 30, 2003 of $1.8 million and $5.4 million, respectively, compared to $1.4 million and $4.6 million for the comparable prior year periods. For the three and nine months ended September 30, 2003 basic earnings per share increased 26.5% and 17.3% to $0.43 and $1.29, respectively from $0.34 and $1.10 for the comparable prior year periods. In addition, for the three and nine months ended September 30, 2003 diluted earnings per share increased 28.1% and 17.3% to $0.41 and $1.22, respectively from $0.32 and $1.04 for the comparable prior year periods.

         Total assets at September 30, 2003 were $881.6 million, which represents an increase of $99.2 million, or 12.7%, compared to $782.4 million at December 31, 2002. The increase in total assets was the result of increases in loans receivable of $103.0 million, or 17.3%, to $700.0 million at September 30, 2003 from $597.0 million at December 31, 2002, stock in Federal Home Loan Bank of Chicago, which increased $1.3 million, or 14.2%, to $10.7 million at September 30, 2003 from $9.4 million at December 31, 2002 and bank owned life insurance, which increased $5.6 million, or 45.2%, to $17.8 million at September 30, 2003 from $12.2 million at December 31, 2002. These increases were partially offset by the sale of foreclosed real estate of $1.9 million from December 31, 2002 to September 30, 2003 and mortgage-backed securities, which decreased $3.5 million or 22.5% to $11.8 million at September 30, 2003 from $15.3 million at December 31, 2002. The loan growth was funded by increases in deposits and borrowed money. Deposits increased $66.0 million, or 12.6%, to $590.2 million at September 30, 2003 from $524.2 million at December 31, 2002. Borrowed money, primarily representing FHLB advances, increased $30.0 million to $201.8 million at September 30, 2003 from $171.8 million at December 31, 2002.

         Stockholders' equity increased $1.8 million to $76.6 million at September 30, 2003 from $74.8 million at December 31, 2002. The increase in stockholders' equity was primarily the result of the Company's net income for the nine months ended September 30, 2003, which was partially offset by an $852,000 decrease in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio, stock repurchases and dividends paid. As of September 30, 2003, there were 4,579,171 shares of common stock outstanding, resulting in a book value of $16.72 per share.

         Net interest income before provision for loan losses increased by $464,000, or 8.5%, to $5.9 million for the three months ended September 30, 2003 and $1.7 million, or 10.6% to $18.1 million for the nine months ended September 30, 2003 as compared to the respective prior year periods. These increases are primarily due to increases in average interest-earning assets of $122.2 million and $108.8 million for the three and nine months ended September 30, 2003, respectively compared to the prior year periods, the effect of which was partially offset by decreases in the average yield on interest-earning assets of 91 basis points and 77 basis points for the comparable time periods. The decreases in the average yield on interest earning assets are due to the overall lower interest rate environment. In addition, average interest-bearing liabilities increased $111.5 million and $99.1 million for the three and nine months ended September 30, 2003, respectively compared to the prior year periods. The average cost of interest-bearing liabilities decreased 76 basis points and 72 basis points from the three and nine months ended September 30, 2002 to the three and nine months ended September 30, 2003, respectively. Interest rate spread decreased 15 basis points to 2.65% for the three months ended September 30, 2003 from 2.80% for the three months ended September 30, 2002 and five basis points to 2.83% for the nine months ended September 30, 2003 from 2.88% for the nine months ended September 30, 2002. In addition, net interest margin decreased 25 basis points to 2.96% for the three months ended September 30, 2003 from 3.21% for the three months ended September 30, 2002 and 15 basis points to 3.16% for the nine months ended September 30, 2003 from 3.31% for the nine months ended September

30, 2002. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses decreased $85,000 to $140,000 for the three months ended September 30, 2003 and $212,000 to $463,000 for the nine months ended September 30, 2003, as compared to the prior year periods.

         Noninterest income increased $342,000, or 29.9%, to $1.5 million for the three months ended September 30, 2003 from the prior year period. The increase is primarily due to increases of $290,000 in gain on sale of securities, $76,000 in insurance and brokerage commissions and $166,000 in service fees. The gain on sale of securities was an economic decision based on favorable market conditions. These increases were partially offset by decreases of $200,000 in gain on sale of loans and $97,000 in income generated by Computer Dynamics Group, Inc. ("CDGI"). In addition, noninterest income increased $936,000, or 28.4%, to $4.2 million for the nine months ended September 30, 2003 from the prior year period. The increase is due to increases of $816,000 in gain on sale of securities and $447,000 in service fees as compared to the prior nine-month period. These increases were partially offset by decreases of $341,000 in income generated by CDGI and $120,000 in insurance and brokerage commissions as compared to the prior nine-month period. The decrease in insurance and brokerage commissions is partially due to the lower interest rate environment.

         Noninterest expense increased by $334,000, or 7.9%, to $4.6 million for the three months ended September 30, 2003 over the comparable period in 2002. Of this increase, $154,000 was directly related to compensation and benefits, and $76,000 was related to office building operations resulting from the costs related to the two new branch offices placed in service over the last year. Noninterest expense increased by $1.5 million, or 12.3%, to $13.8 million for the nine months ended September 30, 2003 over the comparable prior year period. Of this increase, $355,000 was directly related to compensation and benefits, $400,000 was related to office building operations resulting from the costs related to the two new branch offices placed in service over the last year and $143,000 was related to advertising.

         As of September 30, 2003, the Company had purchased 218,900 shares of its common stock at an average price of $17.54 as part of its sixth stock repurchase program pursuant to which the Company may repurchase up to an aggregate of 231,808 shares of its common stock. On September 16, 2003, the

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Company announced an increase in its quarterly  dividend to $0.1450 from $0.1425 per share. Payment of the cash dividend was made on October 7, 2003 to shareholders of record on September 30, 2003. This represents the Company's ninth increase in the dividend since becoming a public company. The current dividend of $0.1450 represents a 45.0% increase from the initial dividend the Company declared in March 1999.

         On October 30, 2003 the Company's stock price closed at $21.19 per share on the American Stock Exchange. The Company's price to book value per share ratio and dividend yield totaled 126.7% and 2.74%, respectively.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $881.6 million in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains eight full service offices in Elgin and surrounding communities. New EFS Bank offices are planned for 2004 in St. Charles and Crystal Lake, Illinois.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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PRESS RELEASE DATA
------------------
EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
-----------------------------------------------------------------------------------------------------------------------
                                                              September 30,    June 30,      March 31,     December 31,
                                                                    2003          2003           2003           2002
-----------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
Total Assets                                                   $ 881,609         858,968        810,778        782,376
  Loans receivable, net                                            700,036       653,694        620,972        597,049
  Investment securities available-for-sale                          89,670        89,654         87,195         87,982
  Mortgage-backed securities available-for-sale                     11,817        14,050         16,240         15,256
  Deposits                                                         590,156       559,383        545,557        524,190
  FHLB Advances                                                    197,700       210,700        179,700        171,700
  Stockholders' equity                                              76,570        76,837         74,791         74,777
  Non-performing assets                                              2,897         2,611          1,729          4,382
  Non-performing loans                                               2,858         2,572          1,729          2,396
  Allowance for loan losses                                          3,605         3,465          3,323          3,141
-----------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS:
  Total equity to total assets                                       8.69%         8.95%          9.22%          9.56%
  Allowance for loan losses as a % of nonperforming assets         124.44%       132.71%        192.19%         71.68%
  Allowance for loan losses as a % of nonperforming loans          126.14%       134.72%        192.19%        131.09%
  Allowance for loan losses as a % of loans, net                     0.51%         0.53%          0.54%          0.53%
  Book value per share                                           $   16.72         16.75          16.26          16.13
  Market value per share                                             21.00         18.01          19.10          18.25
  Dividends per share (for the quarter ended)                       0.1450        0.1425         0.1400         0.1375
-----------------------------------------------------------------------------------------------------------------------


                                                                 Three months ended            Nine months ended
                                                                     September 30,                September 30,
                                                                 ------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA                             2003          2002           2003           2002
                                                                 ------------------------------------------------------
  (IN THOUSANDS, EXCEPT PER SHARE DATA):
  Interest income                                                $  11,312        11,221         34,311         33,554
  Interest expense                                                   5,390         5,763         16,189         17,171
                                                                 ------------------------------------------------------
    Net interest income before provision for loan losses             5,922         5,458         18,122         16,383
  Provision for loan losses                                            140           225            463            675
                                                                 ------------------------------------------------------
    Net interest income after provision for loan losses              5,782         5,233         17,659         15,708
  Noninterest income                                                 1,483         1,141          4,239          3,303
  Noninterest expense                                                4,566         4,232         13,771         12,263
                                                                 ------------------------------------------------------
    Income before income tax expense and minority interest           2,699         2,142          8,127          6,748
  Income tax expense                                                   889           727          2,766          2,173
                                                                 ------------------------------------------------------
    Income before minority interest                                  1,810         1,415          5,361          4,575
  Minority interest                                                     11            34             81             37
                                                                 ------------------------------------------------------
    Net income                                                   $   1,821         1,449          5,442          4,612
                                                                 ======================================================


  Earnings per share - basic                                        $ 0.43          0.34           1.29           1.10
  Earnings per share - diluted                                        0.41          0.32           1.22           1.04
-----------------------------------------------------------------------------------------------------------------------

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

                                                                 Three months ended            Nine months ended
                                                                    September 30,                September 30,
                                                              ---------------------------------------------------------
                                                                 2003          2002           2003           2002
                                                              ---------------------------------------------------------
SELECTED RATIOS:

  Return on average assets (1)                                       0.83%         0.78%          0.87%          0.85%
  Return on average equity (1)                                       9.45%         7.90%          9.54%          8.61%
  Noninterest expense to average total assets (1)                    2.08%         2.28%          2.19%          2.27%
  Efficiency ratio (3)                                               61.7%         64.1%          61.6%          62.3%

  Tax Equivalent Net Interest Margin:
  Interest income as stated                                      $  11,312        11,221         34,311         33,554
  Add: Tax equivalent adjustment - investments (2)                     195           181            607            518
       Tax equivalent adjustment - loans (2)                             1             1              3             11
                                                              ------------  ------------     ----------       ---------
  Tax equivalent interest income                                 $  11,508        11,403         34,921         34,083
                                                              ============  ============     ==========       =========


  Net interest margin without tax adjustment (1)                     2.87%         3.10%          3.06%          3.20%
  Net interest margin - tax equivalent (1)(2)                        2.96%         3.21%          3.16%          3.31%
  Yield on interest-earning assets without tax adjustment (1)        5.48%         6.38%          5.78%          6.56%
  Yield on interest-earning assets  - tax equivalent (1)(2)          5.57%         6.48%          5.89%          6.66%
  Yield on interest-bearing liabilities (1)                          2.92%         3.68%          3.06%          3.78%
  Interest rate spread without tax adjustment (1)                    2.56%         2.70%          2.72%          2.78%
  Interest rate spread  - tax equivalent (1)(2)                      2.65%         2.80%          2.83%          2.88%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):

                                                                   Three months ended            Nine months ended
                                                                      September 30,                September 30,
                                                              ---------------------------------------------------------
                                                                   2003          2002           2003           2002
                                                              ---------------------------------------------------------
  Total Assets                                                   $ 877,360       743,734        837,236        719,779
  Loans receivable, net                                            559,186       483,823        540,907        482,233
  Total deposits                                                   546,840       454,010        521,072        432,937
  Borrowings                                                       190,367       171,700        184,367        173,422
  Stockholders' equity                                              77,106        73,355         76,032         71,408

  (1) Annualized.
  (2) This  adjustment  reflects  tax-exempt  interest  income on an  equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3) The efficiency ratio  represents the ratio of noninterest  expense divided by the sum of net interest income and noninterest income.
-----------------------------------------------------------------------------------------------------------------------